                                                                    EXHIBIT 11.1

                              QUAKER CITY BANCORP

                       COMPUTATION OF EARNINGS PER SHARE

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                                    FOR THE YEAR   FOR THE YEAR   FOR THE YEAR
                                   ENDED JUNE 30, ENDED JUNE 30, ENDED JUNE 30,
                                        1997           1996           1995
                                   -------------- -------------- --------------
 A   Average Common Shares
     Outstanding................      4,407,869      4,623,170      4,685,488
                                     ----------     ----------     ----------
 B   Common Share Equivalents:
     Average Stock Options
     Outstanding................        399,302        486,323        498,532
                                     ----------     ----------     ----------
 C   Option Exercise Price......          $6.00          $6.00          $6.00
                                     ----------     ----------     ----------
 D   Exercise Proceeds [B x C]..     $2,395,812     $2,917,938     $2,991,192
                                     ----------     ----------     ----------
 E   Average Market Price in
     Period.....................         $13.82         $10.79          $8.06
                                     ----------     ----------     ----------
 F   Shares Repurchased At
     Market Price [D / E].......        173,358        270,430        371,116
                                     ----------     ----------     ----------
 G   Increase in Common Shares
     [B - F]....................        225,944        215,893        127,416
                                     ----------     ----------     ----------
 H   Shares Outstanding and
     Equivalents [A + G]........      4,633,813      4,839,063      4,812,904
                                     ==========     ==========     ==========
 I   Net Earnings for Period....     $2,820,000     $3,569,000     $2,321,000
                                     ==========     ==========     ==========
     Primary Earnings Per Share
     [I / H]....................          $0.61          $0.74          $0.48
                                     ==========     ==========     ==========
 J   Market Price at end of
     period.....................         $17.56         $10.95          $8.90
                                     ==========     ==========     ==========
 K   Shares Repurchased at
     Market Price at end of
     period [D / J].............        136,436        266,478        336,089
                                     ----------     ----------     ----------
 L   Increase in Common Shares
     [B - K]....................        262,866        219,845        162,443
                                     ----------     ----------     ----------
 M   Shares Outstanding and
     Equivalents [A + L]........      4,670,735      4,843,015      4,847,931
                                     ==========     ==========     ==========
     Fully Diluted Earnings Per
     Share [I / M]..............          $0.60          $0.74          $0.48
                                     ==========     ==========     ==========
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